AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION
Pursuant to A.R.S. Sections 10-1007 and 20-707, Prudential Annuities Life Assurance Corporation (the “Corporation”) hereby adopts the following amended and restated Articles of Incorporation which amend and restate in their entirety any existing articles (the “Articles”).
ARTICLE 1
Name
The name of the Corporation is “Fortitude Life Insurance & Annuity Company”.
ARTICLE II
Place of Business
The principal place of business of the Corporation shall be in Maricopa County, Arizona. The street address of the Corporation’s registered office in the State of Arizona is 3800 N. Central Avenue, Suite 460, Phoenix, AZ 85012. The Corporation may transact business anywhere designated by the Board of Directors.
ARTICLE III

Statutory Agent

    The name of the statutory agent is CT Corporation System, 3800 N. Central Avenue, Suite 460, Phoenix, AZ 85012. The mailing address of the statutory agent is 3800 N. Central Avenue, Suite 460, Phoenix, AZ 85012.
ARTICLE IV
Duration
The Corporation shall have perpetual existence hereafter, pursuant to the provisions of A.R.S. Section 20-705(A)(2), as amended. The fiscal year end of the Corporation shall be December 31 of each year.
ARTICLE V
Purposes
The Corporation shall have unlimited power to engage in, and to do any lawful act concerning any and all lawful businesses for which corporations may be organized under the Arizona Corporations and Associations statutes. More specifically, and without limitation, the Corporation is organized to engage in the business of life insurance and annuities, subject to limitations imposed by law.
ARTICLE VI

Capital Stock
The Corporation shall have authority to issue 100 shares of voting common stock, having a par value of $100 per share, and 24,900 shares of non-voting common stock, having a par value of $100 per share, which non-voting common stock shall be identical in all respects to the voting common stock except that the non-voting common stock shall have no voting power or right to notice of any meeting. Upon receipt by the Corporation of such consideration for issuance as is determined by the Board of Directors, such shares, once issued, shall be deemed to be fully paid and non-assessable for all purposes, except as provided by Article 14, Section 11 of the Constitution of the State of Arizona.
ARTICLE VII

Indebtedness
There are no limitations on the Corporation’s indebtedness.
ARTICLE VIII

Directors
The affairs of this Corporation shall be managed by a Board of Directors consisting of not less than five (5) nor more than fifteen (15) Directors, with the exact number to be fixed from time to time pursuant to a resolution adopted by a majority of the Board of Directors in office. The Board of Directors shall consist of seven (7) directors that were previously appointed, the names and addresses of which are listed in Article X. Each director shall serve until his or her successor is elected and qualified or until his or her earlier resignation or removal as provided in the Corporation’s Bylaws.
ARTICLE IX

                 Officers
The Officers of this Corporation and their terms are set forth in Article X. Any subsequent Officers and those Officers’ terms shall be set out in the Bylaws of the Corporation. The Officers’ powers are as granted in the Bylaws.

ARTICLE X

Names of Officers and Directors
The names and addresses of the Corporation’s first Officers and Directors at the time of its incorporation are included within the original incorporation documents of the Corporation. The following Officers and Directors have taken their positions effective immediately upon the resignation of the prior Officers and Directors of the Corporation:
Officers:
James Bracken, Chief Executive Officer
10 Exchange Place
Jersey City, NJ 07302

Jeffrey S. Burman, Senior Vice President, General Counsel and Secretary
10 Exchange Place
Jersey City, NJ 07302

Sean F. Coyle, Senior Vice President and Chief Operating Officer
10 Exchange Place
Jersey City, NJ 07302

Kai Talarek, Senior Vice President and Chief Financial Officer
10 Exchange Place
Jersey City, NJ 07302

Andrew Sooboodoo, Senior Vice President and Chief Risk Officer
10 Exchange Place
Jersey City, NJ 07302

Jeffrey P. Mauro, Senior Vice President and Chief Investment Officer
10 Exchange Place
Jersey City, NJ 07302

John M. McGregor, Senior Vice President
10 Exchange Place
Jersey City, NJ 07302

James West, Chief Actuary
10 Exchange Place
Jersey City, NJ 07302

Alan Stewart, Vice President and Treasurer
10 Exchange Place
Jersey City, NJ 07302

Jamie Schmerer, Director of Internal Audit
10 Exchange Place

Jersey City, NJ 07302

Brian P. Orndorff, Vice President and Director of Tax
10 Exchange Place
Jersey City, NJ 07302

Adam J. Greenhut, Assistant Secretary
10 Exchange Place
Jersey City, NJ 07302
Directors:

Brian T. Schreiber
10 Exchange Place
Jersey City, NJ 07302

James Bracken
10 Exchange Place
Jersey City, NJ 07302

Samuel Weinhoff
10 Exchange Place
Jersey City, NJ 07302

Richard Patching
10 Exchange Place
Jersey City, NJ 07302

Douglas French
10 Exchange Place
Jersey City, NJ 07302

Kai Talarek
10 Exchange Place
Jersey City, NJ 07302

Ciara Burnham
10 Exchange Place
Jersey City, NJ 07302

ARTICLE XI

Annual Stockholders’ Meeting
The Corporation shall hold an annual stockholders’ meeting. The annual meeting of stockholders shall be held on the first day of April or at such other date, place, and time as the Board of Directors may determine.

ARTICLE XII
Limitation of Liability
Private property of the stockholders, directors, and officers shall not be subject to the payment of the corporate debts to any extent whatsoever. To the fullest extent permitted by the laws of the State of Arizona, as such laws may now or hereafter exist, Directors of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for acts or omissions occurring in their capacity as Directors. Any repeal or amendment of this Article shall operate prospectively only and shall not adversely affect any limitation of liability which then exists under this Article.
This Article shall not be amended or repealed without the unanimous consent of the stockholders.
ARTICLE XIII

Indemnification of Directors and Officers
The Corporation shall indemnify its Directors and Officers to the fullest extent permitted by the Arizona Corporations and Associations statutes and the Bylaws of the Corporation.
The Corporation shall indemnify against any and all loss and liability to persons who are named or threatened to be named in any lawsuits or other proceedings, whether civil, criminal, administrative, or investigative (collectively, the foregoing are “Proceedings”), as a result of their service to the Corporation or any other entity for which the Corporation requested service, as Directors, Officers, employees, or agents of the Corporation or such entity, to the fullest extent permitted by the laws of the State of Arizona as such laws may now or hereafter exist.
The Corporation shall, as to such Directors and Officers, and may, as to such agents and employees, advance expenses incurred by reason of being named or threatened to be named in any Proceedings, as a result of the service of such Directors, Officers, agents, and employees to the Corporation or any other entity for which the Corporation requested service, as Directors, Officers, employees, or agents of the Corporation or such entity, to the fullest extent permitted by the laws of the State of Arizona as such laws may now or hereafter exist.
The Corporation may, as to such Directors, Officers, employees, or agents, purchase and maintain insurance to indemnify or hold them harmless against any liability asserted against such person and incurred by such person in such capacity, or arising out of his or her status in that capacity, to the fullest extent permitted by the laws of the State of Arizona as such laws may now or hereafter exist, Such rights conferred in this Article shall not be deemed exclusive of any other rights or limitations to which such person may be entitled or subject to under any Bylaw, agreement, vote of stockholders, or otherwise.
Any repeal or amendment of this Article shall operate prospectively only and shall not adversely affect any rights which then exist under this Article.

ARTICLE XIV

Amendment
These Articles, with the exception of Article XIII, may be amended by the stockholders as provided for in A.R.S. Section 10-1003, as amended. Any such amendment may only be proposed by any stockholder who provides at least ten days’ notice to all other stockholders of a meeting to vote on such amendment, which notice may be waived, prior to a stockholders’ vote on the proposed amendment.
ARTICLE XV

Bylaws
The Amended and Restated Bylaws of the Corporation shall be adopted by the stockholders of the Corporation.
IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed these Amended and Restated Articles of Incorporation this 26th day of April, 2022.

     FORTITUDE LIFE INSURANCE & ANNUITY COMPANY

                __________________________________
                By:     Adam Greenhut
                Title:     Assistant Secretary

ACCEPTANCE OF APPOINTMENT BY STATUTORY AGENT
The undersigned hereby acknowledges and accepts the appointment as statutory agent of Fortitude Life Insurance & Annuity Company effective this 26th day of April, 2022.
CT Corporation System
__________________________________
By:____________________